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                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE


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                                COMSTOCK BANCORP
                COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31



                                                     1998                      1997                     1996
                                                     ----                      ----                     ----
Net Income:                                          $4,458,725                $1,836,060               $2,092,108

Net Income per Common Share
   (assuming no dilution):
   Weighted Avg. Shares Outstd.:                      4,512,781                 4,335,668                4,233,693
   Basic Earnings per Share:                              $0.99                     $0.42                    $0.49

Net Income per Common and
Common Equivalent Shares:

Adjusted Weighted Avg. Number                         4,912,396                 4,788,732                4,557,341
of Shares Outstd. After Giving
Effect to the Conversion of Options
and Warrants:

Fully Diluted Earnings per Share:                         $0.91                     $0.39                    $0.46


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